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                                                                    EXHIBIT 11.1


               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
          FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 AND THE PERIOD
                FROM JANUARY 30, 1998 THROUGH DECEMBER 31, 1998

          The following calculation is submitted in accordance with requirements of the Securities Exchange Act of 1934:



                                                                             For the year ended December 31
                                                                        ---------------------------------------
                                                                              2000          1999         1998(1)
                                                                        ---------------------------------------
                                                                                  (amounts in thousands)

Net income (loss) available for common shareholders                         ($21,330)    ($1,030)         $3,973
                                                                        ========================================

Weighted average common shares outstanding used in calculating basic
    and diluted earnings per share                                              7,119       7,198          7,369
                                                                        ========================================

Basic and diluted net income (loss) per share                                 ($3.00)     ($0.14)          $0.54
                                                                        ========================================

(1) Represents the period from January 30, 1998 to December 31, 1998.